EXHIBIT 99.1


                                                         Contact: Jad Mansour
                                                                  (415) 765-1814


          AIRLEASE LTD. TO TERMINATE AND MAKE A FINAL CASH DISTRIBUTION

     SAN FRANCISCO, September 20 -- Airlease Ltd., A California Limited Partnership, (OTCBB -AIRL), announced today that the Board of Directors of its General Partner has approved the termination of the Partnership as of September 30, 2004. As part of terminating the Partnership and completing the dissolution, winding up and liquidation of Airlease, the Board of Directors approved a final cash distribution of 8.5 cents per unit. The distribution will be paid on October 15, 2004, to holders of record as of the close of business on September 30, 2004. As a result of the termination of Airlease, trading in the units will cease after September 30, 2004.



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9/20/04